Exhibit 4.1

AMENDMENT TO CONVERSION OPTION

This Amendment to Conversion Option (“Amendment”) is made as of November 28, 2007 (the “Effective Date”) by MISCOR Group, Ltd. f/k/a Magnetech Integrated Services Corp., an Indiana corporation (“Parent”), Magnetech Industrial Services, Inc., an Indiana corporation and wholly owned subsidiary of Parent  (“Company”), and John A. Martell (“Lender”).

Recitals:

A.           The Parent and Company previously executed a Conversion Option in favor of Lender dated effective September 12, 2005 (the “Option”).

B.           Pursuant to the Option, Parent agreed to reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of such Common Stock upon the full exercise of the Option by Lender (the “Reserved Shares”).

C.           Parent desires to enter into that certain Securities Purchase Agreement (the “Tontine Purchase Agreement”) with Tontine Capital Partners, L.P., a Delaware limited partnership and Tontine Capital Overseas Master Fund L.P., a Cayman Islands limited partnership (collectively, the “Buyers”), pursuant to which the Buyers shall purchase from Parent, and Parent shall issue to Buyers, a total of 83,333,333 shares of Parent’s Common Stock, for a total investment of approximately $20,000,000, which investment shall be used by Parent to make certain acquisitions and for certain business purposes, as Parent determines.

D.           Parent also desires to enter into that certain Membership Interest Purchase Agreement (the “3-D Purchase Agreement”) with 3-D Service, Ltd., an Ohio limited liability company (“3-D”), pursuant to which Parent shall purchase from the members of 3-D all of the issued and outstanding membership interests of 3-D in exchange for certain consideration from Parent, including the issuance of a certain number of Shares of Parent’s Common Stock to 3-D’s members.

E.           Without the Reserved Shares, Parent currently has an insufficient number of shares of authorized and unissued Common Stock to consummate the transactions contemplated by the Tontine Purchase Agreement and the 3-D Purchase Agreement (the “Pending Transactions”).

F.           Closing the Pending Transaction benefits both the Parent and Lender, in that the parties both believe the Pending Transactions to be in the best interests of the Parent.

G.           The Parent intends to effect a 1-for-25 reverse stock split of its Common Stock shortly after the date of this Agreement, resulting in a reduction in the Company’s authorized Common Stock from 300,000,000 shares to 12,000,000 shares, with any fractional shares resulting from the reverse stock split being redeemed by the Parent.  Thereafter and not later than one hundred twenty (120) days after the date of this Agreement, the Parent intends to call a meeting of the Parent’s shareholders at which the Parent shall propose to amend its Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common

Stock thereunder to twenty million (20,000,000) shares (the “Articles of Amendment”), which will permit the Parent to issue additional shares of Common Stock for general corporate purposes (including issuance in connection with the closing of the pending Transactions).

H.           The parties now desire to amend the Option on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Option in the following manner:

1.           Incorporation of Recitals.  The foregoing recitals to this Amendment are hereby incorporated in and made a part of this Amendment to the same extent as if set forth  in full herein.

2.           Definitions.  Unless otherwise defined in this Amendment, all capitalized terms shall have the meanings assigned to such terms in the Option.

3.           Release of Reserved Shares.   Effective as of the Effective Date, the parties hereby authorize the release of the Reserved Shares.  Lender hereby acknowledges and agrees that Lender shall not be entitled to exercise the Option until such time as the Articles of Amendment are formally adopted and approved by Parent and its shareholders and directors.   Once the Articles of Amendment are adopted and approved, Parent agrees to again reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full exercise of this Option.

4.           Option Terms.  Except as set forth in this Amendment, all terms and provisions contained in the Option remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to Conversion Option on the date(s) indicated below, effective as of the Effective Date.

MISCOR Group, Ltd. f/k/a
Magnetech Integrated Services Corp.

Date:	November 28, 2007	By:	/s/ Richard J. Mullin
Richard J. Mullin, CFO and Treasurer

Magnetech Industrial Services, Inc.,

Date:	November 28, 2007	By:	/s/ Richard J. Mullin
Richard J. Mullin, CFO and Treasurer

Date:	November 28, 2007		/s/ John A. Martell
John A. Martell